Exhibit 10.1

May 13, 2005

John Goodman

18 Camino Sobrante

Orinda, CA 94563

Dear John:

I am delighted to confirm our offer of employment to you as President and General Manager, Dockers® Commercial Business Unit. Your start date will be finalized soon. The details of our offer are as follows:

Work Location

•	Your work location will be in San Francisco, California.

Salary

•	Your starting salary will be $10,576 per week (approximately $550,000 per year).

Annual Incentive Plan

•	Your participation rate in the Annual Incentive Plan (AIP) is 65% of your base salary. For 2005, you will participate on a full-year basis with a minimum guaranteed payment of $357,500 (gross, equal to 65% of your base salary) which will be paid during the first quarter of 2006.

Long-Term Incentive

•	You will also participate in the Company’s Senior Executive Long-Term Incentive Plan (SELTIP), a Stock Appreciation Right’s program with a 3-year performance cycle. Your SELTIP grant for 2005 will be 23,334 shares with a target award value of $1,400,000 (gross) tied to LS&Co.’s achievement of its performance goal at the end of 2007. This grant will be valued and paid after the close of our 2007 fiscal year (during the first quarter of 2008) based on actual performance.

•	For 2006, your SELTIP grant will have a target value of $700,000 (gross). The numbers of shares and performance goal will be established by LS&Co.’s Board of Directors in early 2006. This grant will be valued and paid after the close of our 2008 fiscal year (during the first quarter of 2009).

John Goodman

Signing Bonus

•	You will be provided with a signing bonus of $750,000 (gross). You will receive this signing bonus in two equal installments: the first within 15-days of your start date, and the second in December 2005.

•	This signing bonus is offered in anticipation of the contributions you will make to our business over time. In the event that you resign before completing two years (24-months) of employment, or you are terminated for cause before two years (24-months) of employment, you will be required to repay the prorated, remaining balance of your signing bonus. Any such repayment may be deducted in whole or in part from any final payments due to you.

•	Please sign and return the Signing Bonus Acknowledgement and Payback Agreement that is included in the package as soon as possible.

Benefits

•	Our offer also includes participation in our flexible benefits programs. There are a number of benefit options available to you in the areas of health care and life insurance, as well as our long-term savings programs which provide important tax advantages for your savings.

Other Benefits

•	You are eligible to participate in the executive perquisite program. Based on the level of your position, you will receive a cash allowance of $15,000 paid in two equal installments: the first in January, and the second in June of each year.

•	Your vacation accrual rate will be 20-days annually in accordance with the Company’s guidelines.

•	In the unlikely event of your involuntary termination, you may be eligible for benefits under the Senior Executive Severance Plan. A copy of the Plan document which provides an overview of the plan and defines the eligibility requirements will be provided to you.

Worldwide Code of Business Conduct

•	A copy of LS&Co.’s Worldwide Code of Business Conduct (WCOBC) is included in the enclosed orientation package. The WCOBC sets out the basic principles regarding how LS&Co. conducts business, and also provides helpful guideposts for behavior while on the job. Along with the booklet, you will also find a copy of the Statement of Commitment which each employee is required to sign, agreeing to abide by the principles set forth in the WCOBC. Compliance with the WCOBC is a fundamental condition of employment. Therefore, you are required to sign the Statement at your orientation. If you should have any questions, please let me know before your start date.

John Goodman

We expect your association with Levi Strauss & Co. to be mutually beneficial. Nonetheless, we are an at-will employer, which means that either the Company or you may terminate your employment at any time, with or without cause, and with or without notice.

John, we are very excited that you have decided to accept this position. We are confident that you will make valuable contributions to LS&Co. in this role.

Sincerely,

Philip A. Marineau
President and Chief Executive Officer

cc:  Greg Holmes

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